Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, May 7, 2014 – Whiting USA Trust I (NYSE Symbol – WHX) announced the second Trust distribution in 2014, which relates to net profits generated during the first quarterly payment period of 2014.

Unitholders of record on May 20, 2014 will receive a distribution of $0.468402 per unit, which is payable on or before May 30, 2014.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	166,891
Natural gas (Mcf)	558,563

Total (BOE)	259,985
Average sales prices:
Oil (per Bbl)(1)	$81.92
Natural gas (per Mcf)	$4.44
Gross proceeds:
Oil sales(1)	$13,672,221
Natural gas sales	2,480,366

Total gross proceeds	$16,152,587

Costs:
Lease operating expenses(2)	$7,372,631
Production taxes	1,109,110
Realized gains on hedging settlements(3)	—

Total costs	$8,481,741

Net profits	$7,670,846
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$6,903,761
Provision for estimated Trust expenses	(370,000)
Montana state income taxes withheld	(39,889)

Net cash proceeds available for distribution	$6,493,872

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.468402

(1)	Oil includes natural gas liquids.

(2)

The Trust’s underlying properties experienced an increase in lease operating expenses on a per BOE basis during the first quarterly payment period of 2014 due to production declines occurring at a faster rate than corresponding decreases in fixed and semi-variable costs attributable to the underlying properties.

(3)

All costless collar hedge contracts terminated as of December 31, 2012 (which hedging effects extended through the quarterly payment period covered by the February 2013 distribution to unitholders) and no additional hedges are allowed to be placed on Trust assets. Consequently, for all distributions after February 2013, there have not been and will not be any cash settlement gains or losses on commodity derivatives, and the Trust therefore has increased exposure to oil and natural gas price volatility currently.

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

The net profits interest will terminate when 9.11 MMBOE (which amount is equivalent to 8.20 MMBOE attributable to the net profits interest) have been produced and sold from the underlying properties, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently the market price of the Trust units will decline to zero around or shortly after the net profits interest termination date, which is currently estimated to occur during the quarterly payment period ending March 31, 2015. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment or yield.

As of March 31, 2014, on a cumulative accrual basis, 7.37 MMBOE (90%) of the Trust’s total 8.20 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2013, the 9.11 MMBOE of reserves (8.20 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by March 31, 2015, shortly after which the Trust would terminate. Additionally, the year-end reserve report reflects an expected annualized decline rate of approximately 11% for crude oil and 15% for natural gas from 2014 through the estimated net profits interest termination date. However, the rate of future production cannot be predicted with certainty, and 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) may be produced before or after the currently projected date. In addition, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation and production of oil and gas properties, and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mary Jo Davis
(512) 236-6545
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

2